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                                            Filed pursuant to Rule 424(b)(3)
                                            and Rule 424(c)
                                            Registration Statement No. 333-43127

                             PROSPECTUS SUPPLEMENT

                     (TO PROSPECTUS DATED JANUARY 16, 1998)

                                 933,824 SHARES

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.


                                  COMMON STOCK
                            _______________________

     This Prospectus Supplement relates to the sale of up to an aggregate of 933,824 shares of the common stock, par value $.01 per share (the "Common Stock"), of Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge Technology Partners" or the "Company") by Parnib Belgie NV, Fens Limited, Ian Clarkson, Arrow Nominees, Inc., Peter Clements, Michael Trenouth and Sean Tipping, each of which is a stockholder of the Company (collectively, the "Selling Stockholders"). These shares may be placed by BT Alex. Brown Incorporated in block trades in which BT Alex. Brown Incorporated will act as principal, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection therewith, BT Alex. Brown Incorporated may receive compensation in the form of discounts, consessions, commissions or fees from the Selling Stockholders or from the purchasers of such shares to whom BT Alex. Brown Incorporated may sell as principal. See "Selling Stockholders" and "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock pursuant to this Prospectus Supplement. The Company has agreed to bear all of the expenses in connection with the registration and sale of such shares (other than selling discounts and commissions).

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "CATP." On February 12, 1998, the last reported sale price for the Common Stock of the Company on the Nasdaq National Market was $45.5625 per share.

                                _______________

     SEE "RISK FACTORS" ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                _______________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE RESPECTIVE DATES HEREOF AND THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

          The date of this Prospectus Supplement is February 13, 1998.

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     Reference is hereby made to the accompanying Prospectus dated January 16,
1998 and the information incorporated therein by reference.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder who may offer and sell shares of Common Stock pursuant to this Prospectus Supplement and the maximum number of shares which may be offered and sold pursuant thereto.


                                        Maximum Number of Shares of
                                     Common Stock Offered Pursuant to
   Selling Stockholders                 this Prospectus Supplement
--------------------------           --------------------------------

Parnib Belgie NV                                 558,824
Fens Limited                                     125,000
Ian Clarkson                                      65,000
Arrow Nominees, Inc.                              60,000
Peter Clements                                    59,000
Michael Trenouth                                  40,500
Sean Tipping                                      25,500
                                                 -------
              TOTAL:                             933,824
                                                 =======

          The shares of Common Stock which may be offered and sold by the Selling Stockholders pursuant to this Prospectus Supplement represent a portion of the shares which the Selling Stockholders are eligible to sell under the Prospectus to which this Prospectus Supplement relates. Other information about the Selling Stockholders is included in the Prospectus.


                              PLAN OF DISTRIBUTION

     The sale of shares of Common Stock pursuant to this Prospectus Supplement by the Selling Stockholders is not subject to any underwriting agreement. The shares of Common Stock covered by this Prospectus Supplement may be placed by BT Alex. Brown Incorporated in block trades in which BT Alex. Brown Incorporated will act as principal, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection which such trades, BT Alex. Brown Incorporated may receive compensation in the form of discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the shares of Common Stock to whom BT Alex. Brown Incorporated may sell as principal (which compensation might be in excess of customary commissions). In connection with such sales, BT Alex. Brown Incorporated may be deemed to be an underwriter and any commissions or other compensation received by BT Alex. Brown Incorporated might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act of 1933.

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